EXHIBIT 99.2
Advanced Energy Industries, Inc.
      We design, manufacture and support a group of key components and subsystems primarily for vacuum process systems. Our primary products consist of complex power conversion and control systems. Our products also control the flow of gases into the process chambers for semiconductor equipment and provide thermal control and sensing within the chamber. Our customers use our products in plasma-based thin-film processing equipment that is essential to the manufacture of, among other things:

•	Semiconductor devices for electronics applications;

•	Flat panel displays for hand-held devices, computer and television screens;

•	Compact discs, DVDs and other digital storage media; and

•	Optical coatings for architectural glass, eyeglasses and solar panels.
      We also sell spare parts and provide support, educational and consulting services worldwide through our customer service and technical support organization.
      We market and sell our products primarily to large, original equipment manufacturers, or OEMs, of semiconductor, flat panel display, data storage and other industrial thin-film manufacturing equipment. Sales to customers in the semiconductor capital equipment industry comprised 53% of our sales in the first six months of 2005 and 60% of our sales in the full year 2004. Sales to customers in the flat panel display equipment industry comprised 21% of our sales in the first six months of 2005 and 14% of our sales in the full year 2004. We sell our products primarily through direct sales personnel to customers in the United States, Europe and Asia and, to a much lesser extent, through distributors. International sales represented approximately 48% of our sales in the first six months of 2005 and 47% of our sales in the full year 2004. Additionally, many of our products sold domestically are placed on systems shipped overseas by our customers.
      Our primary manufacturing facility is located in Shenzhen, China. This manufacturing facility, now comprising over 100,000 square feet, was opened in April 2003 with the intention that it would become our high volume manufacturing location. Approximately 75% of the power units and approximately 90% of the mass flow controller units that we sold in June 2005 were manufactured at our Shenzhen, China facility. In connection with the development of this manufacturing facility, we began to source a significant portion of our raw materials, parts, components and subassemblies from high-quality, low-cost Asian suppliers. We continue to have other manufacturing facilities in Fort Collins, Colorado; Stolberg, Germany; Hachioji, Japan; and Vancouver, Washington. Our Fort Collins and Hachioji manufacturing facilities are now focused on new product design and launch programs, integrated services, low volume legacy products and advanced manufacturing processes. We expect that our manufacturing facility in Shenzhen, China and the use of our Asian-based supply chain will permit us to lower our manufacturing, repair and supply costs, and enhance our operational efficiency.
Our Products
      Our major products fall into four categories: Power, Flow Control, Thermal Instrumentation and Source Technology. Our product solutions are designed to maximize the efficiency and productivity of our customers’ process equipment and lower their cost of ownership of that equipment. We offer our customers integrated and innovative solutions, which better enable their advanced processes, such as plasma-based deposition, etch and electroplating. These processes continue to be critical for our semiconductor customers as silicon wafer sizes have increased to 300mm and line widths have decreased below 90 nanometers. Through a focused and significant commitment to research and development, we have created products that have achieved technology and market leadership in their respective categories. In 2004, according to VLSI Research, an independent research firm, we were a market leader, based on revenue, for power and flow control systems for the semiconductor capital equipment and flat panel display manufacturing equipment industries.
      Power. Our power systems include direct current, or DC, high power, low and mid frequency, and radio frequency, or RF, power supplies, matching networks and RF instrumentation. Our power systems refine, modify and control the raw electrical power from a utility and convert it into power that is uniform, predictable and repeatable. Our power systems are primarily used by semiconductor and flat panel display manufacturers in the following applications: physical vapor deposition, or PVD; chemical vapor deposition, or CVD; reactive sputtering; electroplating; plasma vacuum processes and bias; and oxide, poly and conductor etch. Our products are also used by optical storage and architectural glass manufacturers. According to VLSI Research estimates, our power systems captured a leading market share, based on revenue, of approximately 50% of the DC and RF power subsystems market in 2004.
      Flow Control. Our flow control products include thermal mass flow controllers, or MFCs, pressure-based MFCs, multi-gas, multi-range MFCs, liquid MFCs, liquid vapor delivery systems and pressure control systems. Our flow control products control and monitor the flow of high-purity liquids, liquid vapor, and gases encompassing a wide range of input pressures. Our flow control products are primarily used in semiconductor and flat panel display applications, fiber optics, safe delivery system applications, chemical vapor deposition and silica industries. VLSI Research estimated that our flow control products represented approximately 21% of the mass flow controller market, based on revenue, in 2004.
      Thermal Instrumentation. Our thermal instrumentation products, primarily used in the semiconductor industry, provide thermal management and control solutions for applications where time-temperature cycles affect productivity and yield. They are used in physical vapor deposition, chemical vapor deposition, rapid thermal processing and other semiconductor applications requiring non-contact temperature measurement, chemical mechanical polishing and lithography.
      Source Technology. Our source technology products include plasma and ion beam sources which are used in the direct deposition of thin films of diamond-like carbon, ion-assisted deposition, ion beam etching, optical coating, industrial coating, pre-cleaning, poly-fluorocarbon abatement and chamber cleaning.
      Other Products. We also offer DC-to-DC converters specifically designed to power low-voltage, high-current microprocessors, application-specific integrated circuits, logic and memory chips and servers.
Our Markets
      Most of our sales have historically been to customers in the semiconductor capital equipment industry. Our products are also used in the flat panel display, data storage and advanced product applications markets. Our objective is to leverage our innovative technology solutions used in our core markets to penetrate other adjacent and new high-growth markets. The following table sets forth percentages of our sales by customer type:

			Six Months
			Ended
	Year Ended December 31,		June 30,

	2003	2004	2005

Semiconductor capital equipment	59%	60%	53%
Flat panel display	11	14	21
Data storage	10	8	5
Advanced product applications	20	18	21
      Semiconductor Capital Equipment Manufacturing Market. We sell our products to semiconductor capital equipment manufacturers primarily for incorporation into equipment used to make integrated circuits. Our power systems provide the energy to drive the chemical reaction for thin-film processes such as deposition and etch. Our flow control products control the fluid or gas being delivered to ensure high-purity, our thermal instrumentation products measure the temperature of the process chamber and our source technology products optimize CVD clean, deposition and etch processes. The precise control over plasma-based processes enables the production of integrated circuits with reduced feature sizes and increased speed and performance. As the semiconductor industry continues to focus on smaller line-widths and manufacturing geometries, our products become increasingly critical components of leading-edge semiconductor capital equipment. We anticipate that the semiconductor capital equipment industry will continue to constitute a substantial part of the market for our products for the foreseeable future.
      Flat Panel Display Manufacturing Equipment Market. We sell our products to manufacturers of flat panel displays and flat panel projection devices, which have fabrication processes similar to those employed in manufacturing integrated circuits. Flat panel technology produces bright, sharp, large, color-rich images on flat screens for products ranging from hand-held devices to laptop and desktop computer monitors to plasma and liquid crystal display-screen televisions. The transition to larger panel sizes and higher display resolution is driving the need for tighter process controls to reduce manufacturing costs and defects. We sell our power and MFC products into the major submarkets of the flat panel display industry, including liquid crystal displays; field emitter displays; gas plasma displays; liquid crystal projection; and digital micro-mirror displays.
      Data Storage Manufacturing Equipment Markets. We sell products to manufacturers of data storage equipment and data storage devices for use in producing a variety of products, including CDs, CD-ROMs and DVDs; computer hard discs, including both media and thin-film heads; and optical storage media. These products use a PVD process to produce optical and magnetic thin-film layers as well as a protective-wear layer. In this market, the trend towards higher recording densities requires denser, thinner and more precise films. The use of equipment incorporating magnetic media to store analog and digital data has expanded with the growth of the laptop, desktop and workstation computer markets and the consumer electronics audio and video markets.
      Advanced Product Applications Markets. We sell our products to OEMs and producers of end products in a variety of industrial markets. Thin-film optical coatings are used in the manufacture of many industrial products, including solar panels, architectural glass, eyeglasses, lenses, barcode readers and front surface mirrors. Thin films of diamond-like coatings and other materials are currently applied to products in plasma-based processes to strengthen and harden surfaces on such diverse products as tools, razor blades, automotive parts and hip joint replacements. Other thin-film processes that use our products enable a variety of industrial packaging applications such as decorative wrapping and food packaging. The advanced thin-film production processes allow precise control of various optical and physical properties, including color, transparency and electrical and thermal conductivity. The improved adhesion and high-film quality resulting from plasma-based processing make it the preferred method of applying thin films. Many of these thin-film industrial applications require power levels substantially greater than those used in our other markets.

      Also included in the advanced product applications markets are our sales to OEMs of industrial laser and medical applications, high-end computing, and automated test equipment products.
Corporate Information
      We incorporated in Colorado in 1981 and reincorporated in Delaware in 1995. In 1995, we effected the initial public offering of our common stock. Our executive offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525, and our telephone number is 970-221-4670. Our website address is www.advanced-energy.com. The information available on or through our website is not a part of this prospectus supplement or the accompanying prospectus.
Recent Developments

Second Quarter Results of Operations
      On July 28, 2005, we announced that our total sales for the quarter ended June 30, 2005 were $87.4 million, up 1.4% compared to first quarter 2005 sales of $86.1 million and down 19.7% from second quarter 2004 sales of $108.9 million. Gross margin was 36.7% of sales in the second quarter of 2005 compared to 33.8% in the first quarter of 2005 and 34.0% in the second quarter of 2004. Net income for the second quarter was $5.9 million, or $0.18 per diluted share, which included income from discontinued operations of $2.6 million, or $0.08 per diluted share, reflecting a gain from the sale of our EMCO Industrial Flow product line. Income from continuing operations was $3.3 million, or $0.10 per diluted share, compared to income from continuing operations of $734,000, or $0.02 per diluted share, in the first quarter of 2005 and income from continuing operations of $4.5 million, or $0.13 per diluted share, in the second quarter of 2004. Included in the second quarter 2005 income from continuing operations is a $1.1 million, or $0.03 per diluted share, after-tax gain from the sale of certain marketable securities.
      Revenue for the six months ended June 30, 2005 was $173.5 million compared to $213.4 million for the first six months of 2004. Net income for the six months ended June 30, 2005 was $6.7 million, or $0.20 per diluted share, which included income from discontinued operations of $2.6 million, or $0.08 per diluted share, reflecting a gain from the sale of our EMCO Industrial Flow product line. Income from continuing operations for the six months ended June 30, 2005 was $4.0 million, or $0.12 per diluted share, compared to income from continuing operations for the six months ended June 30, 2004 of $11.4 million, or $0.34 per diluted share. Income from continuing operations for the six months ended June 30, 2005 includes a $1.1 million, or $0.03 per diluted share, after tax gain from the sale of certain marketable securities.

Appointment of Dr. Hans Betz as President and Chief Executive Officer
      On August 1, 2005, Dr. Hans Betz became our President and Chief Executive Officer. Dr. Betz has served on our Board of Directors since July 2004. Douglas Schatz retired from the President and Chief Executive Officer position, and he is continuing to serve on our Board of Directors as Non-Executive Chairman.